Exhibit 99.1

707 State Road Princeton, NJ 08540
T: 609-430-2880 F: 609-430-2850

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Nichol Ochsner Corporate Communications (media) Phone: 609-430-2880, x2214

Medarex Announces 2009 First Quarter Financial Results

Princeton, N.J.; April 30, 2009 — Medarex, Inc. (NASDAQ: MEDX) announced today its financial results for the quarter ended March 31, 2009.

Medarex’s net loss for the quarter ended March 31, 2009 was $48.6 million, or ($0.38) per share. For the same period in 2008, Medarex’s net income of $103.3 million, or $0.81 per share, included a gain of $151.8 million, or $1.19 per share, from the sale of 2.5 million shares of Genmab A/S stock in February 2008. Medarex’s net loss for the quarter ended March 31, 2009 included a non-cash charge of $4.9 million, or ($0.04) per share, for stock-based compensation recorded in accordance with FAS 123(R) and a non-cash equity in net loss of affiliate charge of $2.4 million, or ($0.02) per share, related to its share of the net loss of Celldex Therapeutics, Inc. Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for the first quarter of 2009 was $41.3 million, or ($0.32) per share.

Total revenues for the quarter ended March 31, 2009 were $10.8 million as compared to $12.0 million for the same period in 2008.

Research and development expenses for the quarter ended March 31, 2009 decreased by $2.2 million, from $49.3 million in 2008 to $47.1 million in 2009. General and administrative expenses decreased by $1.9 million for the quarter ended March 31, 2009, from $12.4 million in 2008 to $10.5 million in 2009.

Medarex ended the first quarter of 2009 with approximately $322.8 million in cash, cash equivalents and marketable securities. In addition, as of March 31, 2009, the fair market value of Medarex’s equity interests in Genmab and Celldex Therapeutics were approximately $85.3 million and approximately $32.3 million, respectively.

“Our first quarter accomplishments and steady progress of key development programs towards proof-of-concept have given us a strong start to an exciting year,” said Howard H. Pien, Chairman and CEO of Medarex. “In addition to furthering our pipeline, we are also capitalizing on value-creating opportunities, including our agreement with Merck and the progress and recent approvals for products developed by licensee partners. Our future prospects will remain strong as we continue to advance the pipeline, leverage multiple opportunities and execute a solid business strategy.”

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First Quarter Highlights and Recent Developments

•                  During the first quarter, the allowance of an investigational new drug (IND) application was announced for MDX-1203, Medarex’s first antibody-drug conjugate generated using its proprietary technology. Enrollment initiation of the MDX-1203 Phase 1 trial for renal cancer remains on track for mid-2009.

•                  During the first quarter, Medarex received a milestone payment from its partner, MedImmune, LLC, for the allowance of an IND application for MEDI-546, a fully human anti-type 1 interferon antibody for the treatment of scleroderma, a chronic autoimmune disease.

•                  As announced in April, SIMPONI™ (golimumab) was approved for commercial sale in Canada and in the United States as a once-monthly subcutaneous treatment for rheumatoid arthritis and other inflammatory diseases and is the second human antibody generated using Medarex’s UltiMAb® technology to receive market approval. In connection with the approval in Canada, Medarex received an undisclosed milestone payment from licensing partner Centocor Ortho Biotech, Inc.

•                  As announced in April, Medarex and its partner, Massachusetts Biologics Laboratories (MBL), signed an exclusive worldwide licensing agreement with Merck & Co, Inc., for the MDX-066 and MDX-1388 antibody combination treatment for C. difficile infection. In return for the world-wide rights to develop and commercialize the antibodies, Medarex and MBL expect to equally divide an upfront payment of $60 million, up to $165 million upon achievement of certain development and regulatory milestones, double-digit royalties on product sales, as well as additional sales-based milestones.

•                  Preliminary MDX-1401 Phase 1 data presented at the 2009 Annual Meeting of the American Association of Cancer Research (AACR) in April demonstrated tumor reduction of 40 percent or more in 25 percent of Hodgkins lymphoma patients (2 of 8) with stable disease. Additional preclinical efficacy and safety data from multiple preclinical programs, including research in the area of antibody-drug conjugates, were also presented at the AACR meeting.

•                  Data from clinical trials of investigational oncology products ipilimumab (Phase 2) and MDX-1106 (Phase 1) will be presented at the 2009 Annual Meeting of the American Society of Clinical Oncology (ASCO) being held from May 29 to June 2 in Orlando, Florida.

•                  Data from the Phase 2 C. difficile program of MDX-066 and MDX-1388 combination treatment for C. difficile infection is scheduled to be presented at Digestive Disease Week (DDW) 2009 being held from May 30 to June 4 in Chicago, Illinois.

Non-GAAP Financial Measurements

This press release and the accompanying tables include non-GAAP financial measures. Please see the section of the accompanying tables titled “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Loss” for a description of these non-GAAP financial measures, including reasons for Medarex management’s decision to use each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Over forty of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with the most advanced product candidates currently in Phase 3 clinical trials, the subject of regulatory applications for marketing authorization or approved for commercial sale. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, compliance with regulatory requirements, risks associated with the use of hazardous substances and risks associated with the enforceability of our patents, as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the subsequent quarterly filings on Form 10-Q.  There can be no assurance that such development efforts will succeed or that developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31,
	(unaudited)
	2009	2008

Contract and license revenues	$7,521	$7,984
Reimbursement of development costs	3,316	4,019
Total revenues	10,837	12,003
Costs and expenses:
Research and development	47,069	49,292
General and administrative	10,513	12,409

Operating loss	(46,745)	(49,698)
Equity in net loss of affiliate	(2,416)	(1,785)
Investment and interest income, net	542	154,818

Income before provision (benefit) for income taxes	(48,619)	103,335
Provision (benefit) for income taxes	(16)	23
Net income	$(48,603)	$103,312

Basic net income per share	$(0.38)	$0.81
Diluted net income per share	$(0.38)	$0.76

Weighted average number of common shares outstanding during the year - basic	129,470	127,643
- diluted	129,470	138,580

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)	(1)

Cash, cash equivalents and marketable securities - Medarex	$322,836	$353,668
Other current assets	14,281	21,793
Property, buildings and equipment, net	64,490	67,154
Marketable securities - Genmab	85,274	87,428
Investments in Celldex Therapeutics	631	3,047
Other assets	3,588	3,765
	$491,100	$536,855

Current liabilities	$64,234	$64,299
Other liabilities	76,565	78,247
Convertible notes	145,911	145,430
Shareholders’ equity	204,390	248,879
	$491,100	$536,855

(1)          Derived from the December 31, 2008 audited financial statements. For further information, refer to the financial statements and footnotes there to included in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

The accompanying press release dated April 30, 2009 contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures contained in the press release to the most directly comparable financial measures prepared in accordance with GAAP. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following reconciliation of GAAP net income (loss) to non-GAAP net loss and GAAP net income (loss) per share to non-GAAP net loss per share is provided as a complement to results presented in accordance with GAAP because Medarex’s management believes these non-GAAP financial measures provide better insight into Medarex’s performance by focusing on results generated by its ongoing operations and are important in comparing current results with prior period results. Non-GAAP net loss and non-GAAP net loss per share are intended to illustrate Medarex’s results of operations for the periods presented excluding the items discussed below. Medarex’s management believes investors’ understanding of Medarex’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net loss and non-GAAP net loss per share should not be viewed in isolation or as a substitute for GAAP net loss or GAAP net loss per share.

MEDAREX, INC.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Loss

(In thousands, except per share data)

(unaudited)

Three Months Ended March 31

	2009	2008
GAAP net income (loss)	$(48,603)	$103,312
Celldex net loss (1)	—	2,924
Stock-Based compensation expense (2)	4,854	5,291
Equity in net loss of affiliate	2,416	1,785
Gain on sale of Genmab stock	—	(151,834)
Non-GAAP Net loss	$(41,333)	$(38,522)

GAAP Net income (loss) per share,
basic	$(0.38)	$0.81
diluted	$(0.38)	$0.76

Non-GAAP Net loss per share, basic and diluted	$(0.32)	$(0.30)

Shares used in computing basic and diluted Non-GAAP net loss per share	129,470	127,643

(1)   In management’s view, the operations of Celldex prior to its merger with AVANT Immunotherapeutics Inc. (effective March 7, 2008) are not necessarily indicative of, or directly attributable to, Medarex’s continuing operations. Celldex’s operations relate primarily to the research, development and commercialization of therapeutic vaccines, which is outside the scope of Medarex’s core business operations.

(2)   For the three months ended March 31, 2009, Medarex incurred $4.9 million in non-cash stock compensation expense, of which $2.6 million is included in research and development expense and $2.3 million is included in general and administrative expenses. Stock compensation expense includes costs associated with stock awards, including stock options which were recorded in accordance with the provisions of FAS 123(R). FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. Medarex adopted FAS 123(R) on a modified prospective basis beginning on January 1, 2006.

In addition to excluding the items described in footnotes 1 and 2 above, items have been excluded based upon management’s evaluation (on an individual basis) of both quantitative and qualitative aspects of the item, including, (i) size and nature, (ii) whether it relates to our ongoing business operations, and (iii) whether management expects it to occur as part of our normal business on a regular basis. Those additional items excluded for purposes of determining non-GAAP net loss and non-GAAP net loss per share were gain on sale of Genmab stock and equity in net loss of affiliate.